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                                                                     Exhibit 99a

Company Press Release

SOURCE:  Electric Fuel Corporation

Electric Fuel Corporation Announces
$2,850,000 Equity Financing - Total of $6,175,000 If
Warrants Fully Exercised -

NEW YORK, Dec. 28 /PRNewswire/ -- Electric Fuel Corporation (Nasdaq: EFCX -news) announced today that a group led by Israeli investors have purchased a combination of common shares and warrants in an initial amount of $2,850,000. The total investment, if the warrants are fully exercised, would amount to $6,175,000. All the warrants expire in one year or less.

The Investors include Suny Electronics, the Israeli importer and distributor of Korea's Samsung cellular phones, Leader Holdings, Federman Holdings and Apex Mutavim, leading Israeli investment and fund managing companies, are included in the group of Israeli investors. Mr. Leon Gross, Electric Fuel's largest shareholder, has also purchased shares in this transaction.

The Company plans to use the proceeds of the financing for marketing and sales, and for commencement of initial automated production, as well as for broadening the Company's product line.

The Company has recently begun initial distribution in the United States, United Kingdom, South Africa, and most recently Argentina. The Company plans to expand its marketing, advertising and sales activities in the United States, Europe, South America and Asia. The Company is seeking to expand its channels to market, using traditional cellular accessory distributors, and to seek new large accounts including carriers and specialty retailers. The company is scheduled to exhibit its products at the Consumer Electronic Show starting Thursday, January 6th, 2000 in Las Vegas, Nevada.

The Company's automated production line is projected to be in operation at the Company's plant in Beit Shemesh, Israel, in the first quarter of 2000. In full production the line will be capable of producing 500,000 cell phone batteries per month.

The Company plans to expand its product line with batteries for new models of cellular phones, as well as batteries for next generation internet phones, smartphones and wireless PDA's.

"Our vision is to make available to the fast-growing mass market of cellphones and personal advanced communication devices, a power source solution offering the highest capacity, at low cost and with the convenience of instant power - right out of the pack," said Yehuda Harats, President and CEO of Electric Fuel Corporation. "The new financing is a step forward to make this vision a reality."
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Electric Fuel Corporation http://www.electric-fuel.com, with corporate offices
                          ----------------------------
in New York City and manufacturing and R&D facilities in Israel and Alabama, is pioneering the use of zinc-air battery technology for consumer electronic products, electric vehicles, and industrial applications.

NOTE: This press release contains forward-looking statements. There are certain important factors that could cause results to differ materially from those anticipated by the statements made above as set forth in Electric Fuel's annual report on Form 10-K for the fiscal year ended December 31, 1998. Among, but not limited to these factors, are the stage of development of the Electric Fuel's products, the uncertainty of the market for disposable cellular telephone batteries, and significant future capital requirements. Furthermore, there is no assurance that the Company will be able to obtain funding required to put its automated production line into operation.